EXHIBIT 10.1

          SUMMARY OF 2006 ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS AND
                        CERTAIN KEY MANAGEMENT EMPLOYEES

         On August 3, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Metropolitan Health Networks, Inc. (the "Company") and the Board of Directors of the Company established the target bonus amounts and the performance criteria applicable to the Company's 2006 bonus plan for executive officers and certain key management employees (the "Bonus Plan").

         The Bonus Plan is designed to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as helping the Company attract and retain key employees.

         All of the Company's vice presidents, senior vice presidents and executive officers, including all of the "named executive officers," are eligible to participate in the Bonus Plan.

         Bonuses payable to executive officers under the Bonus Plan are based on a formula that takes into account the Company's attainment of certain performance goals (the "Performance Goals") and the achievement by vice presidents and senior vice presidents of certain individual objectives (the "MBOs").

         The Company has established Performance Goals with respect to the following measures of operating performances (the "Performance Factors"):

            o the ratio of total medical expenses to revenue for the Company's provider service network (the "PSN") business for 2006;

            o the PSN segment's income before taxes and after allocated overhead;

            o     the  year  end  membership   level  of  the  Company's  health
                  maintenance organization (the "HMO"); and

            o the aggregate of the HMO's membership for each month during the fiscal year.

         A designated percentage of each employee's bonus is attributable to their or other employees attainment of various MBOs and the Company's relative success meeting various established milestones with respect to each Performance Factor.

         In the event that the Company achieves the target threshold for each of the Performance Factors and the MBOs satisfied by the vice presidents and senior vice presidents, on average, exceed a target level, the executive officers will be entitled to receive a bonus equal to 42% of base salary. Actual bonuses payable may be as high as 80% of base salary or as low as zero depending on the Company's level of success with respect to the Performance Factors.

         Bonuses pursuant to the Bonus Plan are anticipated to be paid once the Company completes the audit of its financial statements for the fiscal year ending December 31, 2006.